CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Bond Fund Series:

We consent to the use in this Registration Statement of Oppenheimer
Convertible Securities Fund (a portfolio of the Bond Fund Series), of our report dated February 14, 2006, included in the Statement of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
April 28, 2006